Exhibit 99.1

REVISING and REPLACING - Kimco Realty Corporation announces earnings for second quarter 2010; Declares regular quarterly cash dividend on common and preferred shares.

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--August 5, 2010--Kimco Realty Corporation (NYSE: KIM) today revised its second quarter 2010 operating results to reflect second quarter net income available to common shareholders of $12.8 million, or $0.03 per diluted share, due to the correction of gain on disposition of operating properties, net of tax, in the second quarter to $2.4 million from $5.3 million. This adjustment impacts previously reported net income available to common shareholders and related per share amounts, but does not affect reported funds from operations (FFO) or FFO per diluted share.

The company has updated the text of the press release below as well as the accompanying financial tables and website supplemental reports.

The revised release reads:

Highlights for the Second Quarter and Subsequent Activity:

  Generated funds from operations (FFO) before impairments of $0.31 per diluted share; $0.26 including impairments;
  Reported a 2.1 percent increase in U.S. same-property net operating income (NOI) from the second quarter of 2009;
  Closed the quarter with occupancy of 92.7 percent in its combined shopping center portfolio and 92.3 percent in the U.S. portfolio;
  Formed a new joint venture with Canada Pension Plan Investment Board (CPPIB) with five former PL Retail properties for $370 million;
  Established two new joint ventures with BIG Shopping Centers (TLV:BIG), an Israeli public company, with a total of 20 shopping center assets for $493 million;
  Executed 714 leases totaling over 2.1 million square feet in the combined shopping center portfolio;
  Repaid the remaining $287.5 million guaranteed credit facility related to the joint ventures between Kimco (15%) and investments funds managed by Prudential Real Estate Investors (85%);
  Announced appointments of Glenn G. Cohen, chief financial officer and Barbara M. Pooley, chief administrative officer; and
  Declared regular quarterly cash dividend of $0.16 per common share.

Financial Results

Net income available to common shareholders for the second quarter was $12.8 million, or $0.03 per diluted share, compared to a net loss available to common shareholders of $146.5 million, or $0.40 per diluted share, for the same period in 2009. Second quarter 2010 results include $19.9 million of non-cash impairments, primarily attributable to the transfer of assets between joint venture entities, compared to $176.5 million of non-cash impairments in the second quarter 2009. Excluding non-cash impairments, net income available to common shareholders was $32.7 million or $0.08 per diluted share for the second quarter 2010 compared to $30.0 million or $0.08 per diluted share for the same period in 2009. The difference in net income available to common shareholders in the second quarter 2010 over 2009 relates to an increase in net operating income offset by higher interest expense and depreciation related to acquisition activity since the comparable period of 2009.

Year-to-date, net income available to common shareholders per diluted share was $0.13 compared to a net loss available to common shareholders per diluted share of $0.37 through June 30, 2009. Excluding non-cash impairments, year-to-date net income available to common shareholders per diluted share was $0.20 compared to $0.18 per diluted share for the same period in 2009. Comparable earnings per diluted share were lower by $0.03 for the six months ended June 30, 2010 as a result of the company’s common share offerings of 134 million shares in 2009.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, were $105.6 million, or $0.26 per diluted share for the second quarter of 2010 compared to an FFO loss of $62.7 million, or $0.17 per diluted share, in the same period a year ago. Excluding non-cash impairments, FFO were $125.5 million for second quarter 2010 compared to $113.8 million in the same quarter of the prior year with FFO of $0.31 per diluted share for both periods.

Year-to-date, FFO were $231.6 million or $0.57 per diluted share compared to $55.1 million or $0.17 per diluted share through June 2009. Excluding impairments for the six months ended June 2010 and 2009, respectively, year-to-date FFO per diluted share were $0.64 for 2010 and $0.72 for the same period in 2009.

Comparable FFO per diluted share were lower by $0.03 and $0.16 for the three and six months ended June 30, 2010, respectively, as a result of the company’s common share offerings of 134 million shares in 2009. A reconciliation of net income to FFO is provided in the attached tables.

Core Business Operations

Shopping Center Portfolio

Second quarter 2010 shopping center portfolio operating results:

  U.S. same-property NOI increased by 2.1 percent from the same period in 2009. Kimco reports its same-property NOI on a cash-basis, excluding lease termination fees and including charges for bad debts;

  Occupancy in the combined shopping center portfolio was 92.7 percent, an increase of 40 basis points over second quarter 2009;
  Occupancy in the U.S. shopping center portfolio was 92.3 percent, an increase of 50 basis points over second quarter 2009;
  Total leases executed: 714 new leases, renewals and options signed totaling 2.1 million square feet. Year-over-year leasing volume for the number of leases signed and square feet increased by 46% and 22%, respectively;
  U.S. cash-basis leasing spreads declined 1.6 percent: spreads on new leases increased 0.2 percent and renewals/options decreased 2.6 percent.

Kimco’s shopping center portfolio includes 935 operating properties, comprising 818 assets in the United States and Puerto Rico, 49 in Canada, 46 in Mexico and 11 in South America, as well as nine development properties, consisting of two assets in the United States, five in Mexico and two in South America. The company has 22 former development properties that are approximately 75 percent leased and not included in the company’s occupancy until the earlier of (i) reaching 90 percent leased or (ii) one year following the projects inclusion in operating real estate (two years for Latin America).

Investment Management Programs

As previously announced, the company and Canada Pension Plan Investment Board (CPPIB) established a new joint venture which acquired five former PL Retail properties for approximately $370 million including $160 million of mortgage debt encumbering three of the properties. This portfolio, which totals approximately 2.1 million square feet, includes three centers located in California, and one each in Florida and Virginia. Kimco holds a 55% ownership interest in addition to serving as the operating partner.

During the second quarter, the company and BIG Shopping Centers (TLV:BIG), an Israeli public company, entered into a new joint venture that acquired a portfolio of 13 shopping center assets from one of Kimco’s existing institutional joint ventures for $394 million including $360 million of mortgage debt. This portfolio, which totals 2.4 million square feet, includes eight centers located in California, two each in Washington and Nevada and one in Oregon. Kimco holds a 33.3% ownership interest in addition to serving as the operating partner.

In addition, the company and BIG formed a joint venture that acquired two unencumbered former PL Retail properties for approximately $69 million. These properties, which total approximately 343,000 square feet, are primarily grocery-anchored centers located in California. Subsequent to the end of the quarter, the venture acquired five unencumbered properties from one of Kimco’s existing institutional joint ventures for $30 million. This portfolio, which totals 508,000 square feet, includes three centers located in California and two in Nevada. Kimco holds a 50.1% ownership interest in this joint venture in addition to serving as the operating partner.

Subsequent to the close of the second quarter, the company and its joint venture partners, investment funds managed by Prudential Real Estate Investors (the Funds), repaid the remaining $287.5 million balance on the guaranteed credit facility which the joint ventures had with a consortium of banks. Funding for this final repayment was sourced from capital contributions made by Kimco (15 percent) and the Funds (85 percent).

During the second quarter 2010, the company realized fee income of $11.4 million from its investment management business. This included $7.7 million in management fees, $2.4 million in acquisition fees and $1.3 million in other ongoing fees.

At quarter-end, the company had a total of 287 properties in its investment management program with 24 institutional partners.

Structured Investments and Non-Retail Assets

During the quarter, the company recognized $22 million of income related to its structured investments and other non-retail assets, of which $16 million was recurring. The recurring income was primarily attributable to $7 million from preferred equity investments and $4 million each from interest and dividends and its non-retail joint ventures including Westmont Hospitality. Non-recurring income of $6 million relates to the continued monetization of the company’s non-retail assets.

Since the beginning of the year, the company monetized approximately $52 million of its non-retail assets and other structured investments including $44 million in the second quarter. The majority of these investments were from the sale of the company’s urban portfolio properties, marketable securities and the repayment of mortgage financing receivables.

Dividend and Capital Structure

The Board of Directors declared a quarterly cash dividend of $0.16 per common share, payable on October 15, 2010 to shareholders of record on October 6, 2010, representing an ex-dividend date of October 1, 2010.

The company also announced that its Board of Directors declared quarterly dividends for the company’s preferred shares. The Series F depositary shares, each representing 1/10 of a share of 6.65% Series F cumulative redeemable preferred shares, quarterly dividend of $0.415625 per preferred depositary share will be paid on October 15, 2010 to shareholders of record on October 1, 2010, representing an ex-dividend of September 29, 2010.

The Series G depositary shares, each representing 1/100 of a share of 7.75% Series G cumulative redeemable preferred shares, quarterly dividend of $0.484375 per preferred depositary share will be paid on October 15, 2010 to shareholders of record on October 1, 2010, representing an ex-dividend date of September 29, 2010.

During the quarter, the company issued $150 million in Canadian denominated unsecured notes that bear interest at 5.99% and mature April 2018. The proceeds from these notes were used to repay the company’s $150 million Canadian denominated unsecured notes that matured in April 2010. The company maintains access to approximately $1.6 billion of immediate liquidity under its two credit facilities ($1.5 billion U.S. revolving credit facility and its CAD $250 million Canadian revolving credit facility).

2010 Guidance Update

The company remains committed to its core business objectives:

  Increasing shareholder value through the ownership, management and selective acquisition of neighborhood and community shopping centers;
  Actively engaging in the disposition of its non-retail assets; and
  Strengthening its balance sheet with a long-term focus on reducing its leverage levels and employing a conservative capital mix.

The company is raising its guidance range of FFO before non-cash impairments for the full year 2010 to $1.14 – $1.18 per diluted share.

Estimated portfolio metrics for the year end 2010:

  Occupancy for the U.S. shopping center portfolio up approximately 50 basis points; and
  Same-property NOI for U.S. shopping center portfolio approximately flat.

Conference Call and Supplemental Materials

The company will hold its quarterly conference call on Wednesday, July 28 at 10:00 a.m. Eastern Time. The call will include a review of the company’s second quarter 2010 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-888-684-1262. A replay will be available for one week by dialing 1-888-203-1112; the Conference ID will be 6154054. Access to the live call and replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of June 30, 2010, the company owned interests in 1,465 retail properties comprising 150 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, including the current economic recession, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, and (xiii) impairment charges. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2009. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share information)
(unaudited)
	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
Revenues from Rental Properties	$213,955		$188,095		$429,939		$380,491

Rental Property Expenses:
Rent	3,623		3,301		7,269		6,534
Real Estate Taxes	30,945		27,244		59,938		51,338
Operating and Maintenance	29,105		23,892		61,869		54,754
	63,673		54,437		129,076		112,626

Net Operating Income	150,282		133,658		300,863		267,865

Income from Other Real Estate Investments	8,289		9,338		17,261		17,724
Mortgage Financing Income	2,371		3,747		5,041		7,872
Management and Other Fee Income	11,417		10,299		21,261		20,224
Depreciation and Amortization	(60,232)		(55,526)		(117,483)		(112,034)
	112,127		101,516		226,943		201,651

Interest, Dividends and Other Investment Income	5,181		5,213		11,280		13,134
Other (Expense) / Income, Net	(5,057)		297		(8,417)		(3,917)

Interest Expense	(59,624)		(50,934)		(116,078)		(97,405)
General and Administrative Expenses	(26,446)		(26,104)		(54,586)		(55,457)
	26,181		29,988		59,142		58,006

(Loss) / Gain on Sale of Development Properties	-		(25)		1,793		2,403

Impairments:
Property Carrying Values	(1,900)		(38,800)		(1,900)		(38,800)
Investments in Other Real Estate Investments	(2,112)		(40,602)		(5,994)		(40,602)
Marketable Equity Securities and Other Investments	-		(29,573)		(506)		(29,573)
Investments in Real Estate Joint Ventures	-		(26,896)		-		(26,896)

Benefit for Income Taxes	4,136		692		6,051		1,374

Equity in (Loss) / Income of Joint Ventures, Net	(361)		(15,272)		20,640		(5,630)
Income / (Loss) from Continuing Operations	25,944		(120,488)		79,226		(79,718)

Discontinued Operations:
Income from Discontinued Operating Properties, Net of Tax	1,567		389		3,485		1,039
Impairment/Loss on Operating Properties Held for Sale/Sold, Net of Tax	(2,619)		(13,323)		(3,101)		(13,380)
Gain on Disposition of Operating Properties, Net of Tax	-		-		-		403
(Loss) / Income from Discontinued Operations	(1,052)		(12,934)		384		(11,938)

(Loss)/Gain on Transfer of Operating Properties (1)	(57)		-		(57)		26
Gain on Sale of Operating Properties (1)	2,442		1,555		2,434		1,555
	2,385		1,555		2,377		1,581

Net Income / (Loss)	27,277		(131,867)		81,987		(90,075)
Net Income Attributable to Noncontrolling Interests (1)	(2,666)		(2,784)		(6,540)		(6,152)
Net Income / (Loss) Attributable to the Company	24,611		(134,651)		75,447		(96,227)
Preferred Dividends	(11,822)		(11,822)		(23,644)		(23,644)
Net Income / (Loss) Available to the Company's Common Shareholders	$12,789		$(146,473)		$51,803		$(119,871)

Per Common Share:
Income / (Loss) from Continuing Operations:
Basic	$0.03		$(0.36)		$0.13		$(0.34)
Diluted	$0.03	(2)	$(0.36)	(2)	$0.13	(2)	$(0.34)	(2)
Net Income / (Loss):
Basic	$0.03		$(0.40)		$0.13		$(0.37)
Diluted	$0.03	(2)	$(0.40)	(2)	$0.13	(2)	$(0.37)	(2)

Weighted Average Shares:
Basic	405,705		368,254		405,635		319,937
Diluted	406,009		368,254		405,871		319,937
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.

(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period.
The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	June 30,	December 31,
	2010	2009
Assets:
Operating Real Estate, Net of Accumulated Depreciation
of $1,441,926 and $1,343,148, Respectively	$6,685,586	$7,073,408
Investments and Advances in Real Estate Joint Ventures	1,251,755	1,103,625
Real Estate Under Development	441,561	465,785
Other Real Estate Investments	540,631	553,244
Mortgages and Other Financing Receivables	110,108	131,332
Cash and Cash Equivalents	135,283	122,058
Marketable Securities	208,611	209,593
Accounts and Notes Receivable	116,038	113,610
Other Assets	393,434	389,550
Total Assets	$9,883,007	$10,162,205

Liabilities:
Notes Payable	$2,976,260	$3,000,303
Mortgages Payable	1,266,122	1,388,259
Construction Loans Payable	17,880	45,821
Dividends Payable	76,755	76,707
Other Liabilities	409,231	432,833
Total Liabilities	4,746,248	4,943,923
Redeemable Noncontrolling Interests	98,945	100,304

Stockholders' Equity:
Preferred Stock, $1.00 Par Value, Authorized 3,232,000 Shares
Class F Preferred Stock, $1.00 Par Value, Authorized 700,000 Shares
Issued and Outstanding 700,000 Shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 Par Value, Authorized 184,000 Shares
Issued and Outstanding 184,000 Shares	184	184
Aggregate Liquidation Preference $460,000
Common Stock, $.01 Par Value, Authorized 750,000,000 Shares
Issued and Outstanding 405,833,213, and 405,532,566
Shares, Respectively	4,058	4,055
Paid-In Capital	5,286,491	5,283,204
Cumulative Distributions in Excess of Net Income	(416,777)	(338,738)
	4,874,656	4,949,405
Accumulated Other Comprehensive Income	(65,019)	(96,432)
Total Stockholders' Equity	4,809,637	4,852,973
Noncontrolling Interests	228,177	265,005
Total Equity	5,037,814	5,117,978
Total Liabilities and Equity	$9,883,007	$10,162,205

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Reconciliation of Certain Non-GAAP Financial Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
Net Income / (Loss)	$27,277		$(131,867)		$81,987		$(90,075)
Net Income Attributable to the Noncontrolling Interests	(2,666)		(2,784)		(6,540)		(6,152)
Gain on Disposition of Operating Prop., Net of Tax	(2,442)		(1,555)		(2,442)		(1,984)
Gain on Disposition of Joint Venture Operating Properties	-		-		(2,768)		-
Depreciation and Amortization	61,021		55,002		121,917		110,882
Depr. and Amort. - Real Estate JV's, Net of Noncontrolling Interests	34,083		33,447		63,823		67,820
Unrealized Remeasurement of Derivative Instrument	135		(3,140)		(762)		(1,761)
Preferred Stock Dividends	(11,822)		(11,822)		(23,644)		(23,644)
Funds From Operations	$105,586		$(62,719)		$231,571		$55,086
Non-Cash Impairments Recognized, Net of Tax	19,943		176,487		27,391		176,487
Funds From Operations Before Impairments	$125,529		$113,768		$258,962		$231,573

Weighted Average Shares Outstanding for FFO Calculations:
Basic	405,705		368,254		405,635		319,937
Units	1,534		-		1,543		-
Dilutive Effect of Options	305		-		237		80
Diluted	407,544	(1)	368,254	(1)	407,415	(1)	320,017	(1)

FFO Per Common Share - Basic	$0.26		$(0.17)		$0.57		$0.17
FFO Per Common Share - Diluted	$0.26	(1)	$(0.17)		$0.57	(1)	$0.17	(1)
FFO Before Impairments Per Common Share - Diluted	$0.31	(1)	$0.31	(1)	$0.64	(1)	$0.72	(1)
(1)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $224 and $0 for the three months ended June 30, 2010 and 2009, respectively. Funds from operations would be increased by $448 and $0 for the six months ended June 30, 2010 and 2009, respectively.

Reconciliation of Projected Diluted Net Income Per Common Share to Projected Diluted Funds
From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2010
	Low	High
Projected diluted net income available to common
shareholders per share	$0.20	$0.25

Unrealized remeasurement of derivative instrument	0.01	(0.01)

Projected depreciation & amortization	0.58	0.60
Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.30	0.32

Gain on disposition of operating properties	(0.01)	(0.02)
Gain on disposition of joint venture operating properties,
net of noncontrolling interests	(0.01)	(0.03)

Projected FFO per diluted common share	$1.07	$1.11
Non-cash impairments	0.07	0.07
Projected FFO per diluted common share before impairments	$1.14	$1.18
Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
senior director, investor relations